Exhibit 99.1

                       Press Release dated March 13, 2000.


         Alloy Online Receives Strategic Investment From Liberty Digital, Inc.

         Leading Internet Media Company Invests $54 Million in Alloy Online Liberty Digital Purchases 19.9% of Alloy Common Stock

         NEW YORK--(BUSINESS WIRE)--March 13, 2000--Alloy Online, Inc. (Nasdaq:ALOY) (www.alloy.com), a leading Internet destination for the 56 million teens in Generation Y, today announced that it has entered into a financial and strategic partnership with Liberty Digital, Inc. (Nasdaq:LDIG), an emerging leader in interactive television with investments in related companies, as well as Internet content and infrastructure. Based on the closing price of Liberty Digital common stock on Friday, March 10, 2000, the transaction is valued at approximately $54 million.

         Under the terms of the agreement, Liberty Digital will receive approximately 2.9 million shares of newly issued Alloy Online common stock for $19 per share. In exchange, Alloy will receive $10 million in cash and 837,740 shares of Liberty Digital common stock, which shares have been valued based on their average closing price over the prior 30 trading days. Pro forma for the transaction, Liberty Digital will own 16.6% of the outstanding shares of Alloy. At January 31, 2000, Alloy had approximately 14.7 million shares outstanding. Pending necessary approvals, the transaction is expected to close within approximately 30 days.

         In addition to the investment, Liberty Digital and Alloy will work together to target Alloy's teen demographic through Liberty Digital's interactive TV-based commerce initiative. In connection with the strategic collaboration between the two companies, Lee Masters, President and CEO of Liberty Digital will join Alloy's Board of Directors.

         "We are very enthusiastic about this opportunity, which represents a tremendous endorsement of Alloy's positioning and expansion strategies," stated Matt Diamond, Alloy Online Chairman & CEO. "We are excited that Liberty Digital has selected Alloy as its anchor in the teen space, particularly as we prepare for the future convergence of broadband and television. In a short period of time, we have been highly successful in expanding Alloy's Web-centric, multi-media platform by marketing our content and commerce across the Internet, television, film and print."

         Lee Masters, President and CEO of Liberty Digital, stated, "Gen Y, which thrives on interactivity and readily adopts new technologies,
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         will be a core demographic for our interactive TV offerings. Alloy's robust revenue growth validates its position as a leading player in the teen demographic. The Company's dynamic business model, strong brand and innovative management team all point to an opportunity for significant value creation and represent important motivating factors in our investment."

         Mr. Diamond continued, "We are looking forward to working with Liberty Digital and leveraging the additional capital to further realize the vast potential of Alloy's integrated business model. We plan to expand our leading e-commerce presence in the tech savvy Gen Y market, which is a natural target demographic for Liberty Digital as it continues to build an early leadership position in the commerce-focused interactive television space. Alloy's strong market position, combined with Liberty Digital's financial and strategic support, makes this a very powerful alliance."

         About Alloy Online

         Alloy Online is a leading Web site and direct marketer providing community, content, commerce, and entertainment to Generation Y, one of the fastest growing segments of the Internet population. Its convergent media model which combines its Web site (www.alloy.com), its Alloy Online e-zine and its catalog, Alloy - has a total reach of more than 10 million individuals per month. Together, these components offer a unique blend of services through which teens can interact, share information, explore compelling and relevant content and shop for apparel, accessories, footwear, music, cosmetics and magazine subscriptions. For further information regarding Alloy Online, please visit the company's Web site (www.alloy.com) and click on 'Investor Info' or call the investor information line at 877-ALLOY-IR.

         About Liberty Digital, Inc.

         Liberty Digital, Inc. is an emerging leader in interactive television with investments in related companies, as well as Internet content and infrastructure. Liberty Digital's Series A common stock is traded on the Nasdaq National Market under the symbol LDIG.

         This announcement may contain forward-looking statements that involve risks and uncertainties, including statements regarding expanding Alloy's presence in a variety of media; creating new revenue opportunities; the successful implementation of its operating and growth strategies, generating increased traffic flows to our Web site; Alloy's ability to leverage its Web site, direct marketing and e-mail magazine properties; and its ability to leverage and grow its database. Alloy's actual results could differ materially from those projected in the forward-looking statements and reported results should not be considered an indication of its future performance. Factors that might cause or contribute to such differences include, among others: its
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         expected future losses; its operating and growth strategies may not generate increased traffic flows to its Web site, broaden the appeal of its Web site, or attract additional or repeat traffic to its Web site; Alloy lacks experienced management and personnel; Alloy may not be able to adapt as Internet technologies and customer demands continue to evolve.

         CONTACT:
         Investor Contacts:
         Alloy Online, Inc.
         Sam Gradess, 212/244-4307
         Chief Financial Officer
         or
         Integrated Corporate Relations
         Christine DiSanto/Brendon Frey
         203/222-9013
         or
         Media Contacts:
         Alloy Online, Inc.
         Jodi Smith, 212/244-4307
         Director, Public Relations
         or
         Brainerd Communicators for Liberty Digital
         Jeff Majtyka, 212/986-6667